P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
January 21, 2025		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS FOR 2024
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2024. Net income totaled $26.9 million for the fourth quarter of 2024, representing earnings per diluted common share of $0.76. In comparison, Peoples reported net income of $31.7 million, representing earnings per diluted common share of $0.89, for the third quarter of 2024 and net income of $33.8 million, representing earnings per diluted common share of $0.96, for the fourth quarter of 2023. For the full year, net income was $117.2 million in 2024 versus $113.4 million in 2023, representing earnings per diluted common share of $3.31 and $3.44, respectively.
"2024 marked the third consecutive year of record net income for Peoples," said Tyler Wilcox, President and Chief Executive Officer. "We are pleased with our accomplishments for the year and remain committed to our focus on our clients, shareholders, and community in 2025."
Statement of Operations Highlights:
•Net interest income for the fourth quarter of 2024 decreased $2.4 million, or 3%, when compared to the linked quarter driven by lower accretion income.
◦Net interest margin decreased to 4.15% for the fourth quarter of 2024, compared to 4.27% for the linked quarter, driven by lower accretion income.
◦Accretion, net of amortization expense, contributed 23 basis points to margin for the fourth quarter, down 16 basis points from the 39 basis points of accretion, net of amortization expense, recognized in the prior quarter.
•Peoples recorded a provision for credit losses of $6.3 million for the fourth quarter of 2024, compared to a provision for credit losses of $6.7 million for the third quarter of 2024.
◦The provision for credit losses was driven by net charge-offs, and negatively impacted earnings per diluted common share by $0.13 for the fourth quarter of 2024 and $0.15 for the third quarter of 2024.
•Total non-interest income, excluding net gains and losses, increased $1.2 million, or 5%, for the fourth quarter of 2024 compared to the linked quarter.
◦The increase was the result of higher swap fee income driven by customer demand.
•Total non-interest expense for the fourth quarter of 2024 increased $4.4 million, or 7%, compared to the linked quarter.
◦The efficiency ratio for the fourth quarter of 2024 was 59.6%, compared to 55.1% for the linked quarter.
Balance Sheet Highlights:
•Period-end total loan and lease balances at December 31, 2024 increased $86.2 million, or 5% annualized, compared to at September 30, 2024.
◦The increase was driven by growth in commercial and industrial loans and residential real estate loans, partially offset by decreases in other commercial real estate loans and leases.
•Asset quality metrics remained stable during the fourth quarter of 2024.
◦Criticized loans increased $3.7 million, or 1 basis point as a percent of total loans, compared to September 30, 2024 driven by loan downgrades.
◦Classified loans decreased $4.4 million, or 9 basis points as a percent of total loans, compared to the linked quarter, driven by paydowns and upgrades.

•Period-end total deposit balances at December 31, 2024 increased $111.9 million, or 2%, compared to at September 30, 2024.
◦In addition to an increase in brokered certificates of deposit of $59.1 million, core deposits were up $52.9 million compared to the linked quarter, driven by increases in non-interest bearing accounts and retail certificates of deposits.
◦Total loan balances were 84% of total deposit balances at December 31, 2024 and at September 30, 2024.
Impact of the Limestone Merger:
As of the close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses, primarily related to the Limestone Merger, which included $1.1 million, $(0.9) million, and $(0.1) million in other non-interest expense for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively. For the twelve months ended December 31, 2024, Peoples recorded acquisition-related expenses of $0.2 million compared to $17.0 million for the twelve months ended December 31, 2023.

Net Interest Income
Net interest income was $86.5 million for the fourth quarter of 2024 and decreased $2.4 million when compared to the linked quarter. Net interest margin was 4.15% for the fourth quarter of 2024, compared to 4.27% for the linked quarter. The decrease in net interest income and margin was primarily driven by a decrease in accretion income, net of amortization, from acquisitions, which more than offset the reduction in funding costs during the quarter.
Net interest income for the fourth quarter of 2024 decreased $1.8 million, or 2%, compared to the fourth quarter of 2023. The decrease in net interest income compared to the fourth quarter of 2023 was driven by lower accretion and higher funding costs. Net interest margin decreased 28 basis points when compared to the fourth quarter of 2023, driven primarily by higher rates on deposits.
Accretion income, net of amortization expense, from acquisitions was $4.9 million for the fourth quarter of 2024, $8.1 million for the linked quarter and $9.3 million for the fourth quarter of 2023, which added 23 basis points, 39 basis points and 47 basis points, respectively, to net interest margin. The decrease in accretion income for the fourth quarter of 2024 when compared to the linked quarter was primarily driven by fewer loan and lease payoffs. The decrease in accretion income for the current quarter compared to the fourth quarter of 2023 was a result of less accretion from the Limestone merger.
For the full year of 2024, net interest income increased $9.3 million, or 3%, compared to the full year of 2023, while net interest margin decreased 34 basis points to 4.21%. The increase in net interest income for the full year of 2024 was driven by increases in market interest rates and an additional four months of income from the Limestone Merger. The decrease in net interest margin for the full year of 2024 compared to the full year of 2023 was primarily driven by higher borrowing costs, which offset higher earning asset yields.
Accretion income, net of amortization expense, from acquisitions was $25.2 million for the full year ended December 31, 2024 and for the full year ended December 31, 2023, which added 30 and 34 basis points, respectively, to net interest margin.
Provision for Credit Losses:
The provision for credit losses was $6.3 million for the fourth quarter of 2024, compared to $6.7 million for the linked quarter and $1.3 million for the fourth quarter of 2023. The provision for credit losses for each of the fourth quarter and third quarter of 2024 was primarily driven by net charge-offs. The increase in the provision for credit losses for the fourth quarter of 2024 compared to the fourth quarter of 2023 was largely attributable to higher net charge-offs.
For the full year of 2024, the provision for credit losses was $24.8 million, compared to a provision for credit losses of $15.2 million for 2023. The provision for credit losses during the full year of 2024 was mainly a result of (i) higher net charge-offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) economic forecast deterioration and (iv) loan growth. The provision for credit losses during the full year of 2023 was driven by (i) the addition of the provision for the loans acquired in the Limestone Merger, (ii) loan growth and (iii) an increase in charge-offs, partially offset by a release of reserves on individually analyzed loans and the use of updated loss drivers.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.13 for the fourth quarter of 2024, $0.15 for the third quarter of 2024, and $0.03 for the fourth quarter of 2023. For the full year of 2024, the provision negatively impacted earnings per diluted common share by $0.51, compared to $0.35 for the full year of 2023.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the fourth quarter of 2024 was $1.7 million, compared to a net loss of $0.9 million for the linked quarter, and a net loss of $2.2 million for the fourth quarter of 2023. The net loss for the fourth quarter of 2024 was primarily driven by a $1.2 million write-down of an other real estate owned ("OREO") property, which was acquired in a prior merger.
The net loss realized during the full year of 2024 was $3.7 million, compared to a net loss realized of $6.5 million for the full year of 2023. The net loss for the full year of 2024 was primarily driven by $1.8 million of net losses on repossessed assets and the aforementioned write-down of an OREO property. The net loss recognized in the full year of 2023 was primarily driven by a $3.6 million pre-tax ($2.9 million after-tax) net loss on the disposition of available-for-sale investment securities during the fourth quarter of 2023 and a $1.6 million write-down of an OREO property during the second quarter of 2023.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the fourth quarter of 2024 increased $1.2 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by increases of $1.0 million in swap fee income and $0.8 million in bank owned life insurance income ("BOLI"), partially offset by a decrease of $0.9 million in mortgage banking income. Total non-interest income, excluding net gains and losses, for the fourth quarter of 2024 was 24% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) compared to 22% for the linked quarter.
Compared to the fourth quarter of 2023, total non-interest income, excluding net gains and losses, increased $0.5 million, primarily due to a $0.7 million increase in trust and investment income and $0.6 million in other non-interest income, partially offset by a $0.6 million decrease in electronic banking income.
For the full year of 2024, total non-interest income, excluding gains and losses, increased $9.1 million, or 10%, compared to the full year of 2023. The increase was driven by (i) a $2.6 million increase in lease income, primarily attributable to operating lease income, (ii) a $2.4 million increase in trust and investment income driven by an increase in assets under administration and management, (iii) a $1.4 million increase in insurance income driven by higher contingency income and market increases for premiums, (iv) a $0.9 million increase in deposit account service charge income, and (vi) a $0.7 million increase in mortgage banking income. Total non-interest income, excluding net gains and losses, for the full year of 2024 was 23% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) consistent with the full year of 2023.
Total Non-interest Expense:
Total non-interest expense increased $4.4 million for the fourth quarter of 2024, compared to the linked quarter. The increase in total non-interest expense was primarily due to an increase of $3.4 million in other non-interest expense, driven primarily by an increase of $1.7 million in acquisition-related expenses, and increases of $0.5 million in data processing expense, $0.4 million in professional fees, and $0.4 million in salaries and employee benefit costs.
Compared to the fourth quarter of 2023, total non-interest expense increased $2.8 million, or 4%. The increase in total non-interest expense was primarily driven by a $1.0 million acquisition-related legal contingency accrued for in the fourth quarter of 2024 and an increase of $0.6 million in each of data processing expense and operating lease expense.
For the full year of 2024, total non-interest expense increased $7.3 million, or 3%, compared to the full year of 2023. Excluding acquisition-related expenses, non-interest expenses increased $24.1 million, or 10%, primarily due to increases of $11.8 million in salaries and employee benefits costs due to additional employees added in the Limestone Merger, and $5.7 million and $2.9 million in data processing and software expense and in net occupancy and equipment expense, respectively, due to recent growth, including through acquisitions.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended			Twelve Months Ended
	December 31	September 30,	December 31	December 31
	2024	2024	2023	2024	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	$37,499	$37,085	$37,370	$150,041	$144,031
Data processing and software expense	6,598	6,111	6,029	25,221	21,607
Net occupancy and equipment expense	5,821	5,905	5,532	24,151	21,368
Professional fees	3,311	2,896	3,266	12,109	17,041
Amortization of other intangible assets	2,800	2,786	3,271	11,161	11,222
Electronic banking expense	1,982	1,844	1,991	7,548	7,150
Marketing expense	1,206	971	1,463	3,914	5,017
FDIC insurance premiums	1,251	1,241	1,260	4,929	4,785
Franchise tax expense	664	917	862	3,222	3,540
Communication expense	796	814	745	3,145	2,834
Other loan expenses	857	1,178	726	4,147	2,859
Other non-interest expense	7,718	4,342	5,174	24,228	25,033
Total non-interest expense	70,503	66,090	67,689	273,816	266,487
Acquisition-related non-interest expense:
Salaries and employee benefit costs	—	—	119	16	5,827
Data processing and software expense	—	(234)	560	(252)	1,850
Net occupancy and equipment expense	36	—	78	36	109
Professional fees	76	—	530	38	6,062
Electronic banking expense	—	—	—	(100)	115
Marketing expense	—	—	20	11	81
Communication expense	—	—	—	—	1
Other loan expenses	—	—	1	—	2
Other non-interest expense	1,032	(658)	(32)	420	2,923
Total acquisition-related non-interest expense	1,144	(892)	1,276	169	16,970
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	37,499	37,085	37,251	150,025	138,204
Data processing and software expense	6,598	6,345	5,469	25,473	19,757
Net occupancy and equipment expense	5,785	5,905	5,454	24,115	21,259
Professional fees	3,235	2,896	2,736	12,071	10,979
Amortization of other intangible assets	2,800	2,786	3,271	11,161	11,222
Electronic banking expense	1,982	1,844	1,991	7,648	7,035
Marketing expense	1,206	971	1,443	3,903	4,936
FDIC insurance premiums	1,251	1,241	1,260	4,929	4,785
Franchise tax expense	664	917	862	3,222	3,540
Communication expense	796	814	745	3,145	2,833
Other loan expenses	857	1,178	725	4,147	2,857
Other non-interest expense	6,686	5,000	5,206	23,808	22,110
Total non-interest expense excluding acquisition-related expense	$69,359	$66,982	$66,413	$273,647	$249,517

The efficiency ratio for the fourth quarter of 2024 was 59.6%, compared to 55.1% for the linked quarter and 56.0% for the fourth quarter of 2023. The efficiency ratio, adjusted for non-core items, was 58.6% for the fourth quarter of 2024, compared to 55.7% for the linked quarter, and 54.9% for the fourth quarter of 2023. The efficiency ratio and the adjusted for non-core items efficiency ratio increased compared to the linked quarter mainly as the result of lower revenue. The efficiency ratio and the adjusted for non-core items efficiency ratio increased for the fourth quarter of 2024 compared to the fourth quarter of 2023 due to higher non-interest expense and lower revenue. The efficiency ratio for the full year of 2024 was 58.0%, compared to 58.7% for the full year of 2023. The efficiency ratio improved compared to the prior year due to increased revenue. The efficiency ratio, adjusted for non-core items, was 57.9% for the full year of 2024, compared to 54.4% for the full year of 2023. The increase in the efficiency ratio, adjusted for non-core items, for the full year of 2024 compared to the full year of 2023 was due to higher non-interest expense. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $7.9 million with an effective tax rate of 22.7% for the fourth quarter of 2024, compared to income tax expense of $9.2 million with an effective tax rate of 22.5% for the linked quarter and income tax expense of $9.7 million with an effective tax rate of 22.3% for the fourth quarter of 2023. The decrease in income tax expense when compared to the prior quarter and to the fourth quarter of 2023 was primarily due to lower net income. Peoples recorded income tax expense of $32.3 million with an effective tax rate of 21.6% for the full year of 2024 and $31.8 million with an effective tax rate of 21.9% for the full year of 2023. Income tax expense was positively impacted by a $1.1 million one-time benefit recognized in the second quarter of 2024 related to a prior year amended return.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at December 31, 2024 decreased $2.9 million when compared to at September 30, 2024, and increased $35.2 million when compared to at December 31, 2023. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $111.8 million, $83.7 million, and $104.2 million at December 31, 2024, at September 30, 2024, and at December 31, 2023, respectively. The increase in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period. At December 31, 2024, Peoples’ investment securities represented approximately 20.7% of total assets, compared to 20.0% at September 30, 2024, and 19.6% at December 31, 2023.
The held-to-maturity investment securities balance at December 31, 2024 increased $81.2 million when compared to at September 30, 2024 and $91.1 million when compared to at December 31, 2023. The increase when compared to the linked quarter and when compared to December 31, 2023, was primarily driven by purchases of higher yielding, longer duration securities booked as held-to-maturity. The balances of net unrealized losses on held-to-maturity investment securities were $82.9 million, $57.1 million, and $71.6 million at December 31, 2024, at September 30, 2024, and at December 31, 2023, respectively.
The effective duration of the investment portfolio as of December 31, 2024 was approximately 5.87 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At December 31, 2024, Peoples had liquid and liquefiable assets totaling $857.1 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At December 31, 2024, Peoples had a total borrowing capacity of $830.6 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at December 31, 2024, Peoples had other contingent sources of liquidity totaling $3.6 billion. Cash and cash equivalents decreased $209.1 million when compared to December 31, 2023 due to an improvement in other inputs in our aforementioned liquidity metrics, specifically unencumbered securities, driven by the migration of deposit balances to IntraFi Cash Service accounts ("ICS"), freeing up investment securities previously held as collateral against those balances, and requiring less cash to be held on the balance sheet.
Loans and Leases:
The period-end total loan and lease balances at December 31, 2024 increased $86.2 million, or 5% annualized, compared to at September 30, 2024. The increase in the period-end total loan and lease balances was primarily driven by increases of $97.5 million in commercial and industrial loans, partially offset by decreases of $26.4 million and $24.5 million in leases and other commercial real estate loans, respectively.
The period-end total loan and lease balances at December 31, 2024 increased $198.8 million compared to at December 31, 2023, primarily driven by organic growth in our commercial and industrial, and premium finance portfolios of $162.7 million and $66.3 million, respectively.

Quarterly average total loan balances decreased $61.2 million compared to the linked quarter. The decrease in average total loan balances when compared to the linked quarter was primarily the result of decreases of (i) $15.1 million in other commercial real estate loans, (ii) $11.9 million in leases, (iii) $11.6 million in premium finance loans, (iv) $11.0 million in residential real estate loans, and (v) $10.5 million in consumer indirect loans.
Compared to the fourth quarter of 2023, quarterly average loan balances in the current quarter increased $147.0 million, or 2%. The increase was driven by growth of (i) $114.8 million in commercial and industrial loans, (ii) $87.3 million in premium finance loans, and (iii) $27.3 million in home equity lines of credit, partially offset with a decrease of $62.3 million in construction loans.
Asset Quality:
Overall, asset quality remained relatively stable through the fourth quarter of 2024. Delinquency trends remained stable as loans considered current comprised 98.7%, 98.5%, and 98.6% of the loan portfolio at December 31, 2024, at September 30, 2024, and at December 31, 2023, respectively. Total nonperforming assets at December 31, 2024 decreased $20.8 million, or 30%, compared to at September 30, 2024, and increased $9.6 million, or 24%, compared to at December 31, 2023. The decrease in nonperforming assets compared to the linked quarter was primarily driven by the reduction in 90+ administrative delinquency on Vantage leases. The increase in nonperforming assets compared to at December 31, 2023, was impacted by the increase of nonaccrual loans. Nonperforming assets as a percent of total loans and OREO was 0.77% at December 31, 2024, compared to 1.11% at September 30, 2024, and 0.64% at December 31, 2023.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $3.7 million, or 2%, compared to at September 30, 2024, and increased $6.1 million, or 3%, compared to at December 31, 2023. As a percent of total loans, criticized loans were 3.80% at December 31, 2024, compared to 3.79% at September 30, 2024, and 3.82% at December 31, 2023. The increase in the amount of criticized loans compared to at September 30, 2024 was primarily driven by loan downgrades. Compared to at December 31, 2023, the increase in the amount of criticized loans was primarily driven by loan downgrades.
Classified loans, which are those categorized as substandard or doubtful, decreased $4.4 million, or 3%, compared to at September 30, 2024, and increased $8.8 million, or 7%, compared to at December 31, 2023. As a percent of total loans, classified loans were 2.03% at December 31, 2024, compared to 2.12% at September 30, 2024, and 1.95% at December 31, 2023. The decrease in classified loans compared to at September 30, 2024 was primarily driven by paydowns and upgrades. The increase in classified loans when compared to at December 31, 2023, was primarily driven by loan and lease downgrades.
Annualized net charge-offs were 0.61% of average total loans for the fourth quarter of 2024, compared to 0.38% for the linked quarter, and 0.23% for the fourth quarter of 2023. The increase relative to the linked quarter was driven by an increase in charge-offs on leases originated by our North Star Leasing business. The increase in net charge-offs during the fourth quarter of 2024 versus the prior year fourth quarter was primarily attributable to an increase in charge-offs on leases originated by our North Star Leasing business.
At December 31, 2024, the allowance for credit losses decreased $3.3 million when compared to September 30, 2024, and increased $1.3 million when compared to at December 31, 2023. The decrease in the allowance for credit losses at December 31, 2024 when compared to at September 30, 2024 was primarily due to a decrease in reserves for individually analyzed loans and leases. The increase in the allowance balance at December 31, 2024 when compared to December 31, 2023 was driven by an increase in reserves for individually analyzed loans and leases, as well as loan growth. The ratio of the allowance for credit losses as a percent of total loans was 1.00% at December 31, 2024, compared to 1.06% at September 30, 2024, and 1.01% at December 31, 2023. The ratio of allowance for credit losses as a percentage of non-performing loans increased to 148.13% at December 31, 2024 compared to 106.82% at September 30, 2024, and decreased compared to 192.62% at December 31, 2023.
Deposits:
As of December 31, 2024, period-end total deposits increased $111.9 million compared to at September 30, 2024. The increase was primarily driven by increases of (i) $59.1 million in brokered certificates of deposit, (ii) $54.2 million in non-interest bearing deposits, and (iii) $37.3 million in retail certificates of deposit, partially offset by a decrease of $48.4 million in governmental deposit accounts. The increase in retail certificates of deposits was due to current specials being offered, while the decrease in governmental deposit accounts was due to the seasonality of those balances. The increase in brokered deposit accounts was due to the lower-cost of funding available compared to Federal Home Loan Bank ("FHLB") advances.
Compared to December 31, 2023, period-end deposit balances increased $442.8 million, or 6%. The increase was primarily driven by increases of $478.0 million in retail certificates of deposit, $107.6 million in money market deposit accounts, and $49.1 million in governmental deposit accounts, offset by decreases of $60.0 million, $59.2 million, $52.3 million, and $20.5 million in non-interest bearing deposits, interest-bearing demand accounts, savings accounts, and brokered certificates of deposit, respectively. The increase in retail certificates of deposits was driven by special promotional rate offerings over the past year.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance were 79% and 21%, respectively, at December 31, 2024, and at September 30, 2024, and were 80% and 20%, respectively, at December 31, 2023.
Uninsured deposits were 26%, 27%, and 27% of total deposits at December 31, 2024, at September 30, 2024, and at December 31, 2023, respectively. Uninsured amounts are estimated based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $656.9 million, or 33%, $714.1 million, or 36%, and $788.7 million, or 40%, of the uninsured deposit balances at December 31, 2024, at September 30, 2024, and at December 31, 2023, respectively.
Average deposit balances during the fourth quarter of 2024 increased $211.4 million, or 3%, when compared to the linked quarter, and increased $509.3 million, or 7%, when compared to the fourth quarter of 2023. The increase in average deposit balances compared to the linked quarter was driven by increases of $98.9 million in brokered certificates of deposits, $48.4 million in non-interest bearing deposits, $39.0 million in retail certificates of deposits, and $38.3 million in money market accounts partially offset by decreases of $13.3 million in governmental deposits and $8.7 million in savings account deposits. Total demand deposit accounts comprised 34%, 34%, and 38% of total deposits at December 31, 2024, at September 30, 2024 and at December 31, 2023, respectively.
Stockholders' Equity:
Total stockholders' equity at December 31, 2024 decreased $13.4 million, or 1%, compared to at September 30, 2024. This change was primarily driven by an increase of $27.9 million in accumulated other comprehensive loss during the quarter and dividends paid of $14.2 million, partially offset by net income of $26.9 million. The increase in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at December 31, 2024 increased $58.1 million, or 6%, compared to at December 31, 2023, which was due to net income of $117.2 million in the full year and a decrease in other comprehensive loss of $8.8 million, partially offset by dividends paid of $56.3 million.
At December 31, 2024, the tier 1 risk-based capital ratio was 12.40%, compared to 12.59% at September 30, 2024, and 12.37% at December 31, 2023. The common equity tier 1 risk-based capital ratio was 11.96% at December 31, 2024, compared to 11.80% at September 30, 2024, and 11.56% at December 31, 2023. The total risk-based capital ratio was 13.59% at December 31, 2024, compared to 13.49% at September 30, 2024, and 13.17% at December 31, 2023. Peoples adopted the five-year transition to phase in the impact of the adoption of the current expected credit loss ("CECL") model (accounting standard) on regulatory capital ratios. Compared to at September 30, 2024, and at December 31, 2023, total risk-based capital ratio improved due to net income during the fourth quarter of 2024, partially offset by dividends paid.
At December 31, 2024, book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $31.26 and $19.94, respectively, compared to $31.65 and $20.29, respectively, at September 30, 2024, and $29.83 and $18.16, respectively, at December 31, 2023. The ratio of total stockholders' equity to total assets decreased 31 basis points when compared to September 30, 2024. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, decreased 24 basis points when compared to at September 30, 2024. Compared to at December 31, 2023, the total stockholders' equity to total assets ratio increased from 11.50% to 12.01%, and the tangible equity to tangible assets ratio increased from 7.33% to 8.01%.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.3 billion in total assets as of December 31, 2024, and 148 locations, including 129 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter 2024 results of operations on January 21, 2025, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and the COVID-19 employee retention credit.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, the COVID-19 employee retention credit, and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, and COVID-19 employee retention credit) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;

(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(29)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(30)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(31)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

(32)the risk that expected revenue synergies and cost savings from the Limestone Merger may not be fully realized or realized within the expected time frame;
(33)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(34)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(35)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(36)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(37)the effect of a fall in stock market prices on the asset and wealth management business; and
(38)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2024 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
PER COMMON SHARE:
Earnings per common share:
Basic	$0.77	$0.90	$0.97	$3.34	$3.46
Diluted	0.76	0.89	0.96	3.31	3.44
Cash dividends declared per common share	0.40	0.40	0.39	1.59	1.55
Book value per common share (a)	31.26	31.65	29.83	31.26	29.83
Tangible book value per common share (a)(b)	19.94	20.29	18.16	19.94	18.16
Closing price of common shares at end of period	$31.69	$30.09	$33.76	$31.69	$33.76

SELECTED RATIOS:
Return on average stockholders' equity (c)	9.56%	11.46%	13.39%	10.81%	12.05%
Return on average tangible equity (c)(d)	16.15%	19.40%	24.45%	18.61%	21.96%
Return on average assets (c)	1.17%	1.38%	1.52%	1.28%	1.37%
Return on average assets adjusted for non-core items (c)(e)	1.27%	1.38%	1.64%	1.32%	1.61%
Efficiency ratio (f)(h)	59.57%	55.10%	55.98%	57.97%	58.70%
Efficiency ratio adjusted for non-core items (g)(h)	58.57%	55.87%	54.87%	57.93%	54.37%
Net interest margin (c)(h)	4.15%	4.27%	4.43%	4.21%	4.55%
Dividend payout ratio (i)	52.79%	44.74%	41.75%	48.06%	45.93%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, and COVID-19 employee retention credit. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, COVID-19 employee retention credit, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(i)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$128,793	$133,620	$125,244	$520,776	$439,403
Total interest expense	42,257	44,708	36,875	172,075	100,029
Net interest income	86,536	88,912	88,369	348,701	339,374
Provision for credit losses	6,267	6,735	1,285	24,787	15,174
Net interest income after provision for credit losses	80,269	82,177	87,084	323,914	324,200

Non-interest income:
Electronic banking income	6,267	6,359	6,835	25,142	25,210
Trust and investment income	5,033	4,882	4,374	19,513	17,160
Deposit account service charges	4,502	4,520	4,490	17,584	16,682
Insurance income	4,523	4,271	4,337	19,401	18,016
Lease income	3,200	3,046	3,470	10,408	7,844
Bank owned life insurance income	1,219	460	1,227	4,216	4,151
Mortgage banking income	173	1,051	338	1,788	1,078
Net gain (loss) on investment securities	12	(74)	(1,592)	(416)	(3,700)
Net loss on asset disposals and other transactions	(1,746)	(795)	(619)	(3,310)	(2,837)
Other non-interest income	1,906	1,074	1,274	5,040	3,809
Total non-interest income	25,089	24,794	24,134	99,366	87,413

Non-interest expense:
Salaries and employee benefit costs	37,499	37,085	37,370	150,041	144,031
Data processing and software expense	6,598	6,111	6,029	25,221	21,607
Net occupancy and equipment expense	5,821	5,905	5,532	24,151	21,368
Professional fees	3,311	2,896	3,266	12,109	17,041
Amortization of other intangible assets	2,800	2,786	3,271	11,161	11,222
Electronic banking expense	1,982	1,844	1,991	7,548	7,150
FDIC insurance expense	1,251	1,241	1,260	4,929	4,785
Other loan expenses	857	1,178	726	4,147	2,859
Franchise tax expense	664	917	862	3,222	3,540
Communication expense	796	814	745	3,145	2,834
Marketing expense	1,206	971	1,463	3,914	5,017
Other non-interest expense	7,718	4,342	5,174	24,228	25,033
Total non-interest expense	70,503	66,090	67,689	273,816	266,487
Income before income taxes	34,855	40,881	43,529	149,464	145,126
Income tax expense	7,925	9,197	9,704	32,259	31,763
Net income	$26,930	$31,684	$33,825	$117,205	$113,363

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$26,930	$31,684	$33,825	$117,205	$113,363
Less: Dividends paid on unvested common shares	212	216	143	786	531
Less: Undistributed loss allocated to unvested common shares	48	63	79	227	269
Net earnings allocated to common shareholders	$26,670	$31,405	$33,603	$116,192	$112,563

Weighted-average common shares outstanding	34,819,062	34,793,704	34,794,313	34,779,548	32,533,086
Effect of potentially dilutive common shares	453,003	405,679	295,512	367,806	227,722
Total weighted-average diluted common shares outstanding	35,272,065	35,199,383	35,089,825	35,147,354	32,760,808

Earnings per common share – basic	$0.77	$0.90	$0.97	$3.34	$3.46
Earnings per common share – diluted	$0.76	$0.89	$0.96	$3.31	$3.44
Cash dividends declared per common share	$0.40	$0.40	$0.39	$1.59	$1.55

Weighted-average common shares outstanding – basic	34,819,062	34,793,704	34,794,313	34,779,548	32,533,086
Weighted-average common shares outstanding – diluted	35,272,065	35,199,383	35,089,825	35,147,354	32,760,808
Common shares outstanding at the end of period	35,563,590	35,538,607	35,314,745	35,563,590	35,314,745

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$108,721	$111,680
Interest-bearing deposits in other banks	108,943	315,042
Total cash and cash equivalents	217,664	426,722
Available-for-sale investment securities, at fair value (amortized cost of
$1,229,382 at December 31, 2024 and $1,184,288 at December 31, 2023) (a)	1,083,555	1,048,322
Held-to-maturity investment securities, at amortized cost (fair value of
$691,991 at December 31, 2024 and $612,022 at December 31, 2023) (a)	774,800	683,657
Other investment securities, at cost	60,132	63,421
Total investment securities (a)	1,918,487	1,795,400
Loans and leases, net of deferred fees and costs (b)	6,358,003	6,159,196
Allowance for credit losses	(63,348)	(62,011)
Net loans and leases	6,294,655	6,097,185
Loans held for sale	2,348	1,866
Bank premises and equipment, net of accumulated depreciation	103,669	103,856
Bank owned life insurance	143,710	140,554
Goodwill	363,199	362,169
Other intangible assets	39,223	50,003
Other assets	171,292	179,627
Total assets	$9,254,247	$9,157,382
Liabilities
Deposits:
Non-interest-bearing	$1,507,661	$1,567,649
Interest-bearing	6,087,418	5,584,648
Total deposits	7,595,079	7,152,297
Short-term borrowings	188,600	601,121
Long-term borrowings	238,073	216,241
Accrued expenses and other liabilities	120,905	134,189
Total liabilities	$8,142,657	$8,103,848

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at December 31, 2024 or at December 31, 2023	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,782,601 shares issued at December 31, 2024 and 36,736,041 shares issued at December 31, 2023, including shares in treasury	866,844	865,227
Retained earnings	388,109	327,237
Accumulated other comprehensive loss, net of deferred income taxes	(110,385)	(101,590)
Treasury stock, at cost, 1,323,297 common shares at December 31, 2024 and 1,511,348 common shares at December 31, 2023	(32,978)	(37,340)
Total stockholders' equity	1,111,590	1,053,534
Total liabilities and stockholders' equity	$9,254,247	$9,157,382

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $237, respectively, as of December 31, 2024 and $0 and $238, respectively, as of December 31, 2023.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2024	2024	2024	2024	2023
Loan Portfolio
Construction	$328,388	$320,094	$340,601	$314,687	$364,019
Commercial real estate, other	2,156,013	2,180,491	2,195,979	2,243,780	2,196,957
Commercial and industrial	1,347,645	1,250,152	1,258,063	1,214,615	1,184,986
Premium finance	269,435	286,983	293,349	238,962	203,177
Leases	406,598	433,009	430,651	422,694	414,060
Residential real estate	835,101	777,542	789,344	781,888	791,095
Home equity lines of credit	232,661	233,109	227,608	221,079	208,675
Consumer, indirect	669,857	677,056	675,054	650,228	666,472
Consumer, direct	111,052	112,198	113,655	113,588	128,769
Deposit account overdrafts	1,253	1,205	1,067	1,306	986
Total loans and leases	$6,358,003	$6,271,839	$6,325,371	$6,202,827	$6,159,196
Total acquired loans and leases (a)	$1,559,172	$1,585,552	$1,686,784	$1,757,169	$1,825,129
Total originated loans and leases	$4,798,831	$4,686,287	$4,638,587	$4,445,658	$4,334,067
Total Investment Securities	$1,918,487	$1,829,995	$1,883,865	$1,858,911	$1,795,400
Deposit Balances
Non-interest-bearing deposits (b)	$1,507,661	$1,453,441	$1,472,697	$1,468,363	$1,567,649
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,085,158	1,065,912	1,083,512	1,107,712	1,144,357
Retail certificates of deposit	1,921,415	1,884,139	1,812,874	1,680,413	1,443,417
Money market deposit accounts	883,128	894,690	869,159	859,961	775,488
Governmental deposit accounts	775,782	824,136	766,337	825,170	726,713
Savings accounts	866,959	864,935	880,542	901,493	919,244
Brokered deposits	554,976	495,904	412,653	483,444	575,429
Total interest-bearing deposits	$6,087,418	$6,029,716	$5,825,077	$5,858,193	$5,584,648
Total deposits	$7,595,079	$7,483,157	$7,297,774	$7,326,556	$7,152,297
Total demand deposits (b)	$2,592,819	$2,519,353	$2,556,209	$2,576,075	$2,712,006
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$8,637	$27,578	$7,592	$7,662	$6,716
Nonaccrual loans	34,129	34,807	33,669	31,361	25,477
Total nonperforming loans (NPLs) (f)	42,766	62,385	41,261	39,023	32,193
Other real estate owned (OREO)	6,170	7,397	7,409	7,238	7,174
Total NPAs (f)	$48,936	$69,782	$48,670	$46,261	$39,367
Criticized loans (c)	$241,302	$237,627	$239,943	$256,565	$235,239
Classified loans (d)	128,815	133,241	120,180	147,518	120,027
Allowance for credit losses as a percent of NPLs (f)	148.13%	106.82%	160.56%	166.11%	192.62%
NPLs as a percent of total loans (f)	0.67%	0.99%	0.65%	0.63%	0.52%
NPAs as a percent of total assets (f)	0.53%	0.76%	0.53%	0.50%	0.43%
NPAs as a percent of total loans and OREO (f)	0.77%	1.11%	0.77%	0.74%	0.64%
Criticized loans as a percent of total loans (c)	3.80%	3.79%	3.79%	4.14%	3.82%
Classified loans as a percent of total loans (d)	2.03%	2.12%	1.90%	2.38%	1.95%
Allowance for credit losses as a percent of total loans	1.00%	1.06%	1.05%	1.05%	1.01%
Total demand deposits as a percent of total deposits (b)	34.14%	33.67%	35.03%	35.16%	37.92%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	11.96%	11.80%	11.74%	11.69%	11.56%
Tier 1 risk-based capital ratio	12.40%	12.59%	12.53%	12.50%	12.37%
Total risk-based capital ratio (tier 1 and tier 2)	13.59%	13.49%	13.44%	13.40%	13.17%
Leverage ratio	9.73%	9.86%	9.56%	9.43%	9.48%
Common equity tier 1 capital	$833,210	$821,192	$799,710	$780,018	$766,692
Tier 1 capital	864,056	875,800	854,050	834,090	820,496
Total capital (tier 1 and tier 2)	946,724	938,474	916,073	894,663	873,226
Total risk-weighted assets	$6,967,659	$6,958,225	$6,814,149	$6,674,196	$6,630,945
Total stockholders' equity to total assets	12.01%	12.31%	11.68%	11.46%	11.50%
Tangible equity to tangible assets (j)	8.01%	8.25%	7.61%	7.37%	7.33%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)December 31, 2024 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.59% at December 31, 2024, 5.49% at September 30, 2024, 5.66% at June 30, 2024, 5.60% at March 31, 2024, 5.38% and at December 31, 2023, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$6,014	$6,279	$1,048	$23,524	$14,236
Provision for checking account overdrafts	253	456	237	1,263	938
Total provision for credit losses	$6,267	$6,735	$1,285	$24,787	$15,174

Net Charge-Offs
Gross charge-offs	$10,040	$6,591	$4,750	$25,112	$11,480
Recoveries	454	507	1,261	1,889	2,933
Net charge-offs	$9,586	$6,084	$3,489	$23,223	$8,547

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—	$—	$9
Commercial real estate, other	195	(100)	(529)	304	(351)
Commercial and industrial	78	258	542	610	299
Premium finance	51	33	43	181	98
Leases	7,619	3,697	1,994	14,578	3,635
Residential real estate	99	(58)	(47)	34	(22)
Home equity lines of credit	—	2	3	4	109
Consumer, indirect	1,153	1,634	1,104	5,627	3,543
Consumer, direct	142	143	130	628	343
Deposit account overdrafts	249	475	249	1,257	884
Total net charge-offs	$9,586	$6,084	$3,489	$23,223	$8,547

As a percent of average total loans (annualized)	0.61%	0.38%	0.23%	0.37%	0.15%

SUPPLEMENTAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2024	2024	2024	2024	2023

Trust assets under administration and management	$2,061,267	$2,124,320	$2,071,832	$2,061,402	$2,021,249
Brokerage assets under administration and management	1,614,189	1,608,368	1,567,775	1,530,954	1,473,814
Mortgage loans serviced for others	346,189	347,719	341,298	348,937	356,784
Employees (full-time equivalent)	1,479	1,496	1,489	1,498	1,478

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$123,303	$1,432	4.62%	$57,436	$954	6.60%	$58,037	$901	6.16%
Investment securities (a)(b)	1,910,266	16,353	3.42%	1,897,701	16,397	3.46%	1,768,033	14,266	3.23%
Loans (b)(c):
Construction	324,856	6,139	7.39%	330,779	6,654	7.87%	387,147	7,396	7.48%
Commercial real estate, other	2,034,083	34,776	6.69%	2,049,150	37,640	7.19%	2,014,824	38,076	7.39%
Commercial and industrial	1,259,636	23,467	7.29%	1,254,709	24,730	7.71%	1,144,857	22,722	7.77%
Premium finance	277,219	5,772	8.15%	288,841	6,052	8.20%	189,882	3,781	7.79%
Leases	412,686	11,528	10.93%	424,549	11,922	10.99%	400,258	11,505	11.25%
Residential real estate (d)	909,719	12,125	5.33%	920,703	12,110	5.26%	941,102	11,233	4.77%
Home equity lines of credit	234,189	4,669	7.93%	231,760	4,836	8.30%	206,847	4,088	7.84%
Consumer, indirect	670,470	10,590	6.28%	681,002	10,372	6.06%	672,042	9,316	5.50%
Consumer, direct	118,370	2,229	7.49%	120,941	2,271	7.47%	137,258	2,325	6.72%
Total loans	6,241,228	111,295	7.01%	6,302,434	116,587	7.27%	6,094,217	110,442	7.12%
Allowance for credit losses	(65,798)			(66,154)			(62,241)
Net loans	6,175,430			6,236,280			6,031,976
Total earning assets	8,208,999	129,080	6.20%	8,191,417	133,938	6.44%	7,858,046	125,609	6.29%

Goodwill and other intangible assets	402,930			405,022			411,616
Other assets	534,128			546,298			556,993
Total assets	$9,146,057			$9,142,737			$8,826,655

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$862,257	$209	0.10%	$870,914	$227	0.10%	$939,549	$228	0.10%
Governmental deposit accounts	811,633	5,233	2.56%	824,918	5,960	2.87%	750,030	4,844	2.56%
Interest-bearing demand accounts	1,081,591	580	0.21%	1,072,850	591	0.22%	1,145,841	373	0.13%
Money market deposit accounts	892,370	5,518	2.46%	854,075	5,609	2.61%	751,503	4,212	2.22%
Retail certificates of deposit	1,904,274	20,037	4.19%	1,865,312	20,151	4.30%	1,336,440	12,079	3.59%
Brokered deposits (e)	508,944	5,568	4.35%	410,035	4,713	4.57%	575,203	7,865	5.42%
Total interest-bearing deposits	6,061,069	37,145	2.44%	5,898,104	37,251	2.51%	5,498,566	29,601	2.14%
Short-term borrowings (e)	92,472	1,088	4.70%	318,752	4,050	5.07%	412,923	4,781	4.60%
Long-term borrowings	237,835	4,025	6.69%	234,779	3,407	5.75%	194,558	2,493	5.11%
Total borrowed funds	330,307	5,113	6.13%	553,531	7,457	5.36%	607,481	7,274	4.76%
Total interest-bearing liabilities	6,391,376	42,258	2.63%	6,451,635	44,708	2.76%	6,106,047	36,875	2.40%

Non-interest-bearing deposits	1,516,933			1,468,498			1,570,110
Other liabilities	117,151			122,848			147,983
Total liabilities	8,025,460			8,042,981			7,824,140
Stockholders’ equity	1,120,597			1,099,756			1,002,515
Total liabilities and stockholders' equity	$9,146,057			$9,142,737			$8,826,655

Net interest income/spread (b)		$86,822	3.57%		$89,230	3.68%		$88,734	3.89%
Net interest margin (b)			4.15%			4.27%			4.43%

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Year Ended
	December 31, 2024			December 31, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$125,112	$6,810	5.44%	$57,464	$2,763	4.81%
Investment securities (a)(b)	1,877,878	64,129	3.42%	1,812,331	54,938	3.03%
Loans (b)(c):
Construction	330,989	25,791	7.66%	347,317	27,833	7.90%
Commercial real estate, other	2,058,450	146,077	6.98%	1,757,676	120,479	6.76%
Commercial and industrial	1,237,068	95,609	7.60%	1,052,647	79,449	7.44%
Premium finance	259,374	22,134	8.39%	168,077	12,155	7.13%
Leases	416,728	47,498	11.21%	371,809	42,931	11.39%
Residential real estate (d)	921,725	47,017	5.10%	913,069	43,647	4.78%
Home equity lines of credit	227,046	18,414	8.11%	194,415	14,722	7.57%
Consumer, indirect	666,083	39,912	5.99%	656,736	33,263	5.06%
Consumer, direct	120,607	8,694	7.21%	128,707	8,726	6.78%
Total loans	6,238,070	451,146	7.14%	5,590,453	383,205	6.79%
Allowance for credit losses	(64,491)			(57,391)
Net loans	6,173,579			5,533,062
Total earning assets	8,176,569	522,085	6.32%	7,402,857	440,906	5.90%

Goodwill and other intangible assets	406,619			384,172
Other assets	539,655			511,748
Total assets	$9,122,843			$8,298,777

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$882,748	$885	0.10%	$1,034,713	$1,394	0.13%
Governmental deposit accounts	799,195	21,872	2.74%	709,887	12,252	1.73%
Interest-bearing demand accounts	1,089,688	2,118	0.19%	1,156,953	1,605	0.14%
Money market deposit accounts	845,547	21,434	2.53%	684,015	9,986	1.46%
Retail certificates of deposit	1,774,419	74,509	4.20%	948,310	25,198	2.66%
Brokered deposit (e)	492,390	21,295	4.32%	483,483	21,712	4.49%
Total interest-bearing deposits	5,883,987	142,113	2.42%	5,017,361	72,147	1.44%
Short-term borrowings (e)	301,306	15,545	5.16%	461,467	19,722	4.27%
Long-term borrowings	234,472	14,418	6.11%	143,616	8,160	5.68%
Total borrowed funds	535,778	29,963	5.57%	605,083	27,882	4.59%
Total interest-bearing liabilities	6,419,765	172,076	2.68%	5,622,444	100,029	1.78%

Non-interest-bearing deposits	1,491,019			1,598,009
Other liabilities	128,267			137,527
Total liabilities	8,039,051			7,357,980
Stockholders’ equity	1,083,792			940,797
Total liabilities and stockholders' equity	$9,122,843			$8,298,777

Net interest income/spread (b)		$350,009	3.64%		$340,877	4.12%
Net interest margin (b)			4.21%			4.55%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2023	2024	2023

Core non-interest expense:
Total non-interest expense	$70,503	$66,090	$67,689	$273,816	$266,487
Less: acquisition-related expenses (benefit)	1,144	(892)	1,276	169	16,970
Less: pension settlement charges	—	—	—	—	2,424
Add: COVID -19 Employee Retention Credit	—	—	—	—	548
Core non-interest expense	$69,359	$66,982	$66,413	$273,647	$247,641

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2023	2024	2023

Efficiency ratio:
Total non-interest expense	$70,503	$66,090	$67,689	$273,816	$266,487
Less: amortization of other intangible assets	2,800	2,786	3,271	11,161	11,222
Adjusted total non-interest expense	67,703	63,304	64,418	262,655	255,265

Total non-interest income	25,089	24,794	24,134	99,366	87,413
Less: net gain (loss) on investment securities	12	(74)	(1,592)	(416)	(3,700)
Less: net loss on asset disposals and other transactions	(1,746)	(795)	(619)	(3,310)	(2,837)
Total non-interest income, excluding net gains and losses	26,823	25,663	26,345	103,092	93,950

Net interest income	86,536	88,912	88,369	348,701	339,374
Add: fully tax-equivalent adjustment (a)	286	318	365	1,308	1,503
Net interest income on a fully tax-equivalent basis	86,822	89,230	88,734	350,009	340,877

Adjusted revenue	$113,645	$114,893	$115,079	$453,101	$434,827

Efficiency ratio	59.57%	55.10%	55.98%	57.97%	58.70%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$69,359	$66,982	$66,413	$273,647	$247,641
Less: amortization of other intangible assets	2,800	2,786	3,271	11,161	11,222
Adjusted core non-interest expense	66,559	64,196	63,142	262,486	236,419

Adjusted revenue	$113,645	$114,893	$115,079	$453,101	$434,827

Efficiency ratio adjusted for non-core items	58.57%	55.87%	54.87%	57.93%	54.37%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023

Tangible equity:
Total stockholders' equity	$1,111,590	$1,124,972	$1,077,833	$1,062,002	$1,053,534
Less: goodwill and other intangible assets	402,422	403,922	406,417	409,285	412,172
Tangible equity	$709,168	$721,050	$671,416	$652,717	$641,362

Tangible assets:
Total assets	$9,254,247	$9,140,471	$9,226,461	$9,270,774	$9,157,382
Less: goodwill and other intangible assets	402,422	403,922	406,417	409,285	412,172
Tangible assets	$8,851,825	$8,736,549	$8,820,044	$8,861,489	$8,745,210

Tangible book value per common share:
Tangible equity	$709,168	$721,050	$671,416	$652,717	$641,362
Common shares outstanding	35,563,590	35,538,607	35,498,977	35,486,234	35,314,745

Tangible book value per common share	$19.94	$20.29	$18.91	$18.39	$18.16

Tangible equity to tangible assets ratio:
Tangible equity	$709,168	$721,050	$671,416	$652,717	$641,362
Tangible assets	$8,851,825	$8,736,549	$8,820,044	$8,861,489	$8,745,210

Tangible equity to tangible assets	8.01%	8.25%	7.61%	7.37%	7.33%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2023	2024	2023

Pre-provision net revenue:
Income before income taxes	$34,855	$40,881	$43,529	$149,464	$145,126
Add: provision for credit losses	6,267	6,735	1,285	24,787	15,174
Add: net loss on OREO	1,228	2	—	1,230	1,623
Add: net loss on investment securities	—	74	1,592	416	3,700
Add: net loss on other assets	458	764	586	1,928	1,143
Add: net loss on other transactions	60	28	33	152	71
Less: net gain on investment securities	12	—	—	—	—
Pre-provision net revenue	$42,856	$48,484	$47,025	$177,977	$166,837

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2023	2024	2023

Annualized net income adjusted for non-core items:
Net income	$26,930	$31,684	$33,825	$117,205	$113,363
Add: net loss on investment securities	—	74	1,592	416	3,700
Less: tax effect of net loss on investment securities (a)	—	16	334	87	777
Less: net gain on investment securities	12	—	—	—	—
Add: tax effect of net gain on investment securities (a)	3	—	—	—	—
Add: net loss on asset disposals and other transactions	1,746	795	619	3,310	2,837
Less: tax effect of net loss on asset disposals and other transactions (a)	367	167	130	695	596
Add: acquisition-related expenses (benefit)	1,144	(892)	1,276	169	16,970
Less: tax effect of acquisition-related expenses (benefit) (a)	240	(187)	268	35	3,564
Add: pension settlement charges	—	—	—	—	2,424
Less: tax effect of pension settlement charges (a)	—	—	—	—	509
Less: COVID -19 Employee Retention Credit	—	—	—	—	548
Add: tax effect of COVID -19 Employee Retention Credit (a)	—	—	—	—	115
Net income adjusted for non-core items	$29,204	$31,665	$36,580	$120,283	$133,415

Days in the period	92	92	92	366	365
Days in the year	366	366	365	366	365
Annualized net income	$107,135	$126,047	$134,197	$117,205	$113,363
Annualized net income adjusted for non-core items	$116,181	$125,972	$145,127	$120,283	$133,415
Return on average assets:
Annualized net income	$107,135	$126,047	$134,197	$117,205	$113,363
Total average assets	$9,146,057	$9,142,737	$8,826,655	$9,122,843	$8,298,777
Return on average assets	1.17%	1.38%	1.52%	1.28%	1.37%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$116,181	$125,972	$145,127	$120,283	$133,415
Total average assets	$9,146,057	$9,142,737	$8,826,655	$9,122,843	$8,298,777
Return on average assets adjusted for non-core items	1.27%	1.38%	1.64%	1.32%	1.61%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2023	2024	2023

Annualized net income excluding amortization of other intangible assets:
Net income	$26,930	$31,684	$33,825	$117,205	$113,363
Add: amortization of other intangible assets	2,800	2,786	3,271	11,161	11,222
Less: tax effect of amortization of other intangible assets (a)	588	585	687	2,344	2,357
Net income excluding amortization of other intangible assets	$29,142	$33,885	$36,409	$126,022	$122,228

Days in the period	92	92	92	366	365
Days in the year	366	366	365	366	365
Annualized net income	$107,135	$126,047	$134,197	$117,205	$113,363
Annualized net income excluding amortization of other intangible assets	$115,934	$134,803	$144,449	$126,022	$122,228

Average tangible equity:
Total average stockholders' equity	$1,120,597	$1,099,756	$1,002,515	$1,083,792	$940,797
Less: average goodwill and other intangible assets	402,930	405,022	411,616	406,619	384,172
Average tangible equity	$717,667	$694,734	$590,899	$677,173	$556,625

Return on average stockholders' equity ratio:
Annualized net income	$107,135	$126,047	$134,197	$117,205	$113,363
Average stockholders' equity	$1,120,597	$1,099,756	$1,002,515	$1,083,792	$940,797

Return on average stockholders' equity	9.56%	11.46%	13.39%	10.81%	12.05%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$115,934	$134,803	$144,449	$126,022	$122,228
Average tangible equity	$717,667	$694,734	$590,899	$677,173	$556,625

Return on average tangible equity	16.15%	19.40%	24.45%	18.61%	21.96%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

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